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                                                                    EXHIBIT 23.4

                           [GOLDMAN SACHS LETTERHEAD]


February 25, 1997

Board of Directors
Target Therapeutics, Inc.
47201 Lakeview Boulevard
Fremont, CA 94538

     Re: Registration Statement of Boston Scientific Corporation relating to the shares of Common Stock, par value $.01 per share ("Boston Scientific Common Stock"), of Boston Scientific Corporation ("Boston Scientific") being registered in connection with the Agreement and Plan of Merger (the "Merger Agreement"), dated as of January 20, 1997, among Boston Scientific, Patriot Acquisition Corp., a wholly owned subsidiary of Boston Scientific, and Target Therapeutics, Inc. (the "Company").

Gentlemen and Madame:

Attached is our opinion letter dated January 20, 1997 with respect to the fairness to the holders of the outstanding shares of Common Stock, par value $.0025 per share (the "Shares"), of the Company of the exchange ratio of 1.07 shares of Boston Scientific Common Stock to be received for each Share pursuant to the Merger Agreement.

The foregoing opinion letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above-referenced Registration Statement.

In that regard, we hereby consent to the reference to the opinion of our Firm under the caption "Opinion of Financial Advisor to Target" and to the inclusion of the foregoing opinion in the Proxy Statement included in the above-mentioned Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Goldman, Sachs & Co.